Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128071
April 4, 2006

Final Term Sheet

John Deere Capital Corporation
$300 million Senior Notes due April 7, 2010

Issuer:                  John Deere Capital Corporation

Senior Ratings:          A3 / A- (Positive / Positive)

Format:               	 MTN Program

Par Amount:              $300,000,000

Pricing Date:            April 4, 2006

Time of First Sale
to Public:               1:40 p.m. EST

Settlement Date:         April 7, 2006 (T+3)

Maturity Date:           April 7, 2010

Reoffer Spread:          +60 bps

Benchmark Treasury:      4.000% Treasury Notes due
                         April 15, 2010

Treasury Price:          96-29 or 96.90625%

Treasury Yield:          4.855%

Reoffer Yield:           5.455%

Coupon:                  5.400%

Reoffer Price:           99.805%

Gross Spread:            0.325%

All-in Proceeds (%):     99.480%

All-in Yield:            5.547%

Net Proceeds ($):        $298,440,000

All-in Spread
to Treasury:             +69.2 bps

Coupon Payment Dates:    On the 7th of April and October
                         commencing on October 10, 2006
                         continuing to and including the
                         Maturity Date

Daycount Fraction:       30/360

CUSIP:                   24422EQA0

Listing:                 None

Management Group
Joint Bookrunners:       Credit Suisse
(35.0% each)             Deutsche Bank Securities

Co-Managers:             HSBC
(10.0% each)             Santander Investment Securities
                         TD Securities

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities toll free at 1-800-503-4611.